Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Fourth Quarter Continuing Operations Highlights:

•	Net income increased 49% to $9.4 million

•	Earnings per share increased 45% to $0.32
•	Added 13 facilities in the fourth quarter

Dallas, Texas (February 21, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the fourth quarter and year ended December 31, 2004. As a result of the sale of the Company’s Spanish operations in September 2004, all results of operations referenced in this press release have been revised to reflect only continuing operations.

     For the fourth quarter ended December 31, 2004, net revenues were $113.2 million, up 27% from $89.4 million in the prior year fourth quarter. Excluding the effect of foreign currency translation, net revenues for the quarter increased 25%. Net income for the fourth quarter of 2004 increased 49% to $9.4 million, or $0.32 per diluted share, compared with $6.3 million, or $0.22 per diluted share, for the prior year period. Company-wide same-facility net revenue for the fourth quarter of 2004 increased 13% over the prior year fourth quarter, resulting from a 12% increase for facilities in the U.S. and a 22% increase (12% before the effect of foreign currency translation) for facilities in the United Kingdom.

     Cash flow from operations for the fourth quarter of 2004 totaled $15.0 million compared with $2.9 million for the prior year fourth quarter. During the fourth quarter of 2004, the Company invested approximately $5.3 million in maintenance capital and an additional $1.8 million to expand existing facilities.

     For the year ended December 31, 2004, net revenues were $408.2 million, up 25% from $325.6 million in the prior year. Excluding the effect of foreign currency translation, net revenues for the year ended December 31, 2004, increased 23%. Net income from continuing operations for the year ended December 31, 2004, increased 36% to $33.6 million, or $1.15 per diluted share, excluding a $1.1 million ($0.04 per diluted share) charge for the early termination of the Company’s credit facility, compared with $24.7 million, or $0.88 per diluted share, for the prior year. This represents an increase of 31% in earnings per diluted share from continuing operations. Company-wide same-facility net revenue for the year ended December 31, 2004, increased 19% over the year ended December 31, 2003, resulting from a 17% increase for facilities in the U.S. and a 32% increase (18% before the effect of foreign currency translation) for facilities in the United Kingdom.

-MORE-

USPI Announces Fourth Quarter and Year-End Results

February 21, 2005

     Cash flow from operations for the year ended December 31, 2004, totaled $91.5 million compared with $74.4 million for the same period in 2003. The prior year period had an $11 million non-recurring cash inflow due to the OrthoLink restructuring. During 2004, the Company invested approximately $12.8 million in maintenance capital and an additional $11.1 million to expand existing facilities.

     The Company’s operating income increased 21% to $28.7 million while the margin decreased by 120 basis points to 25.3% in the fourth quarter as compared with the same period in the prior year. The start-up effect from de novo surgical hospitals opened in 2004 resulted in a reduction of 110 basis points.

     The Company added 13 facilities in the fourth quarter, ten of which were acquisitions representing an investment of $85 million. For the full year 2004, the Company added a total of 22 facilities, 13 of which were acquisitions and nine of which were de novo facilities developed in partnership with not-for-profit hospitals. In total, the Company invested approximately $118 million during 2004 for the acquisition and development of surgical facilities. At the end of 2004, the Company had an additional 17 facilities under development, of which six are currently under construction and all but one is in partnership with a not-for-profit hospital.

     Commenting on year-end results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “The Company had a very dynamic year in 2004. We had strong operations, notable accomplishments in our acquisition and development programs and made a strategic move to divest our Spanish subsidiary, which we believe, over time, will significantly improve the Company’s return on invested capital.”

     The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on February 22, 2005. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.fulldisclosure.com.

     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 86 surgical facilities. Of the Company’s 83 domestic facilities, 48 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

USPI Announces Fourth Quarter and Year-End Results

February 21, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$113,180	$89,366	$408,156	$325,638

Operating expenses:
Salaries, benefits and other employee costs	28,359	21,450	100,333	75,051
Medical services and supplies	18,795	13,693	64,671	49,055
Other operating expenses	20,482	15,490	72,958	59,429
General and administrative expenses	7,142	7,241	27,493	25,819
Provision for doubtful accounts	2,335	1,802	8,159	6,859
Depreciation and amortization	7,386	6,038	27,209	22,700

Total operating expenses	84,499	65,714	300,823	238,913

Operating income	28,681	23,652	107,333	86,725
Interest expense, net	(5,623)	(6,207)	(25,129)	(23,848)
Loss on early termination of credit facility	—	—	(1,635)	—
Other	42	36	247	733

Income before minority interests	23,100	17,481	80,816	63,610
Minority interests in income of consolidated subsidiaries	(8,884)	(7,345)	(30,441)	(23,959)

Income from continuing operations before income taxes	14,216	10,136	50,375	39,651
Income tax expense	(4,865)	(3,850)	(17,867)	(14,934)

Income from continuing operations	9,351	6,286	32,508	24,717
Discontinued operations, net of tax	(673)	2,719	53,667	5,159

Net income	$8,678	$9,005	$86,175	$29,876

Earnings per diluted share:
Continuing operations	$0.32	$0.22	$1.11	$0.88
Discontinued operations	(0.03)	0.09	1.83	0.18

Total	$0.29	$0.31	$2.94	$1.06

Shares used in computing diluted earnings per share	29,422	28,797	29,298	28,244

Supplemental Data:
Facilities operated at period end	87	74	87	74

-MORE-

USPI Announces Fourth Quarter and Year-End Results

February 21, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$93,467	$28,519
Accounts receivable, net of allowance for doubtful accounts of $7,277 and $8,838, respectively	43,591	56,591
Other receivables	20,293	20,168
Inventories	7,188	9,024
Other	14,428	19,295

Total current assets	178,967	133,597

Property and equipment, net	265,889	348,063
Investments in affiliates	43,402	32,104
Intangible assets, net	402,355	326,645
Other	31,691	30,100

Total assets	$922,304	$870,509

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,048	$36,453
Accrued expenses and other	58,425	50,393
Current portion of long-term debt	15,316	16,794

Total current liabilities	91,789	103,640

Long-term debt	273,169	287,950
Other liabilities	34,470	42,306

Total liabilities	399,428	433,896

Minority interests	48,267	45,958

Common stockholders’ equity	474,609	390,655

Total liabilities and stockholders’ equity	$922,304	$870,509

-MORE-

USPI Announces Fourth Quarter and Year-End Results

February 21, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except per share data and number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Earnings per diluted share:
Continuing operations (a)	$0.32	$0.22	$1.11	$0.88
Discontinued operations (b)	(0.03)	0.09	1.83	0.18

Total	$0.29	$0.31	$2.94	$1.06

(a) Diluted EPS from continuing operations:
Diluted EPS from continuing operations	$0.32	$0.22	$1.11	$0.88
Loss on early termination of credit facility	—	—	0.04	—

Diluted EPS from continuing operations, excluding loss on early termination of credit facility	$0.32	$0.22	$1.15	$0.88

(b) Diluted EPS from discontinued operations:
Income (loss) from discontinued Spanish operations (1)	$(0.03)	$0.09	$0.11	$0.18
Gain on sale of Spanish operations	—	—	1.72	—

Diluted EPS from discontinued operations	$(0.03)	$0.09	$1.83	$0.18

Reconciliation of amounts reported for net cash provided by operating activities:
As reported in prior year		$11,159		$86,832
Reclassification of discontinued Spanish operations		(8,253)		(12,457)

As reported for comparative purposes this year		$2,906		$74,375

Revenues:
Net patient service revenue	$99,137	$74,803	$351,071	$272,952
Management and administrative services revenue	9,346	9,525	37,642	36,205
Equity in earnings of unconsolidated affiliates	4,545	4,645	18,626	15,074
Other revenue	152	393	817	1,407

Total revenues	$113,180	$89,366	$408,156	$325,638

Revenue increase due to exchange rate fluctuations	$1,879		$9,068

Unconsolidated Facilities (2):
Total revenue	$97,878	$72,431	$339,109	$240,848
Number of facilities	44	33	44	33

(1)	During the fourth quarter of 2004, the Company incurred additional expenses related to winding down its Spanish operations, which were sold during the third quarter of 2004.
(2)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

-MORE-

USPI Announces Fourth Quarter and Year-End Results

February 21, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	December 31,
			%
	2004	2003	Change
Same-facility statistics:

Cases — United States (1)	85,944	81,346	5.7%

Net revenue/case — United States	$1,829	$1,732	5.6%

Net revenue — United States (in 000s)	$157,192	$140,891	11.6%

Facility operating income margin — United States (2)	31.2%	31.5%	(30) bps

Adjusted admissions — United Kingdom	4,905	3,676	33.4%

Net revenue/adjusted admission — United Kingdom	$4,380	$4,789	(8.5%)

Net revenue — United Kingdom (in 000s)	$21,484	$17,604	22.0%

Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)	$4,380	$5,216	(16.0%)

Facility operating income margin — United Kingdom (2)	23.2%	24.8%	(160) bps

Consolidated facility statistics:

Total cases — United States (3)	51,451	42,087	22.2%

Same-facility cases (without acquisitions) (3) (4)	43,754	42,087	4.0%

Total adjusted admissions — United Kingdom	4,905	3,676	33.4%

Total consolidated facilities	42	40

Same-facility operating income margins (2):

	United States			United Kingdom
			BPS			BPS
	2004	2003	Change	2004	2003	Change
First Quarter	36.2%	27.9%	830	28.5%	30.7%	(220)
Second Quarter	35.1%	30.7%	440	24.8%	23.7%	110
Third Quarter	30.1%	32.3%	(220)	24.3%	22.0%	230
Fourth Quarter	31.2%	31.5%	(30)	23.2%	24.8%	(160)

(1)	Cases are included in both periods for current year acquisitions.

(2)	Calculated as operating income divided by net revenue.
(3)	Includes 2,181 cases in 2003 for centers that had ownership changes after the fourth quarter of 2003 that affected their consolidation level.
(4)	Excludes acquired facilities during the first year of ownership.

-END-